As filed with the U.S. Securities and Exchange Commission on December 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5047	27-3879804
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2665 North First Street, Suite 300

San Jose, California 95134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christy La Pierre

Chief Legal Officer

Eargo, Inc.

2665 North First Street, Suite 300

San Jose, California 95134

(650) 351-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen M. Wells

David Zaheer

Harry Demas

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 16, 2022

Preliminary Prospectus

Up to 316,425,980 Shares of Common Stock

This prospectus relates to the resale of up to 316,425,980 shares of our common stock by the Selling Stockholder named in this prospectus or its permitted transferees. We are registering the shares for resale pursuant to such stockholder’s registration rights under a registration rights agreement between us and such stockholder. Subject to any applicable contractual restrictions, the Selling Stockholder may offer, sell or distribute all or a portion of its shares of our common stock publicly or through private transactions at prevailing market prices or at negotiated prices. The selling stockholder may sell some, all or none of the shares being offered for resale in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock owned by the Selling Stockholder. For more information on the Selling Stockholder, see “Selling Stockholder” beginning on page 13 of this prospectus.

We will bear all costs, expenses and fees in connection with the registration of these shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sale of shares of our common stock. We have agreed to reimburse the Selling Stockholder for up to $25,000 of its expenses in connection with the registration of these shares, as well as up to $25,000 of its selling expenses, excluding underwriting discounts, selling commissions and stock transfer taxes, for each subsequent registration, offering, or take-down.

See “Plan of Distribution” beginning on page 23 of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC under the symbol “EAR.” On December 15, 2022, the last reported sale price of our common stock was $0.63.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2022

i

About This Prospectus

Unless otherwise stated or the context otherwise requires, the terms “Eargo,” the “Company,” “we,” “us” and “our” refer to Eargo, Inc. and its subsidiaries.

You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering in their entirety before making an investment decision. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website at www.sec.gov. See “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.

You should rely only on the information included or incorporated by reference in this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering in their entirety. Neither we nor the Selling Stockholder has authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

Market data and other statistical information included or incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, neither we nor the Selling Stockholder have independently verified the information. Neither we nor the Selling Stockholder guarantee its accuracy or undertake a duty to provide or update such data in the future.

This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.

Neither we nor the Selling Stockholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements about us and our industry that involve substantial risks, uncertainties and assumptions. All statements, other than statements of historical facts contained in this prospectus, incorporated by reference into this prospectus or in filings with the SEC and our public releases, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “likely,” “may,” “objective,” “plan,” “ongoing,” “positioned,” “possible,” “potential,” “predict,” “project,” “seek,” “shall,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•

the impact on our business of the civil settlement agreement with the U.S. government that resolved the investigation by the U.S. Department of Justice (the “DOJ”) related to insurance reimbursement claims submitted to various federal employee health plans under the Federal Employee Health Benefits (“FEHB”) program, and the extent to which we may be able to validate and establish additional processes to support the submission of claims for reimbursement to health plans under the FEHB program, and our ability to obtain, maintain or increase insurance coverage for our hearing aids in the future;

•	the timing or results of claims audits and medical records reviews by third-party payors;

•

the expense, timing and outcome of the purported securities class action litigation alleging that certain of our disclosures about our business, operations and prospects, including reimbursements from third-party payors, violated the federal securities laws and the purported derivative action alleging that our directors breached their fiduciary duties by failing to implement and maintain an effective system of internal controls;

•	our ability to continue to maintain the listing of our securities on The Nasdaq Stock Market LLC (“Nasdaq”);

•

estimates of our future revenue and expenses, including the extent of any losses we incur from hearing aids delivered to customers where we have not submitted an insurance claim and may not receive payment;

•

estimates of our future capital needs and our ability to raise capital on favorable terms, if at all, including the timing of future capital requirements and the terms or timing of any future financings;

•

our expectations with regard to changes in the regulatory landscape for hearing aid devices, including the implementation of the United States Food and Drug Administration’s new over-the-counter (“OTC”) hearing aid regulatory framework and any potential Medicare coverage for certain hearing aids, as well as any potential actions insurance providers may take following such regulatory changes;

•	our ability to attract and retain customers;

•	our expectations concerning additional orders by existing customers;

•

our expectations regarding the potential market size and size of the potential consumer populations for our products and any future products, including our ability to obtain, maintain or increase insurance coverage of and reimbursement of insurance claims for Eargo hearing aids, which is substantially dependent on, among other things, the outcomes of our efforts to validate and establish additional processes to support the submission of claims for reimbursement from various federal health plans, any third-party payor audits and pending regulations;

•

our ability to release new hearing aids and the anticipated features of any such hearing aids and our ability to transition our existing customers to new hearing aids, including when older models are discontinued;

•	developments and projections relating to our competitors and our industry, including competing products;

•	our ability to maintain our competitive technological advantages against new entrants in our industry;

•	the pricing of our hearing aids;

•	our expectations regarding the availability, supply, cost and inflationary pressures related to the component parts of our hearing aids;

•	our expectations regarding the ability to make certain claims related to the performance of our hearing aids relative to competitive products;

•	our commercialization and marketing capabilities and expectations;

•	our relationships with, and the capabilities of, our component manufacturers, suppliers and freight carriers;

•	the implementation of our business model and strategic plans for our business, products and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products, including the projected terms of patent protection;

•

our ability to effectively manage our business in light of the civil settlement agreement with the U.S. government, third-party payor claims audits and medical records reviews, purported securities class action and derivative litigations, and pending regulations;

•	our ability to retain existing talent and attract new, highly skilled talent;

•	our estimates regarding the COVID-19 pandemic, including but not limited to, its duration and its impact on our business and results of operations;

•	our future financial performance; and

•

other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 or in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, each as incorporated herein by reference, and in other filings we may make from time to time with the SEC.

We have based these forward-looking statements largely on our current expectations, estimates, forecasts and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Prospectus Summary

This summary highlights certain information about us. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors. See “Risk Factors” beginning on page 3 and our most recent consolidated financial statements and related notes.

Our Business

We are a medical device company dedicated to improving the quality of life of people with hearing loss. We developed the Eargo solution to create a hearing aid that consumers actually want to use. Our innovative product and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost.

We believe our Eargo hearing aids are the first ever virtually invisible, rechargeable, completely-in-canal, United States Food and Drug Administration (“FDA”) regulated, exempt Class I or Class II devices indicated to compensate for mild to moderate hearing loss. Our rapid pace of innovation is enabled by our deep industry and technical expertise across mechanical engineering, product design, audio processing, clinical and hearing science, consumer electronics and embedded software design, and is supported by our strategic intellectual property portfolio.

We market and sell our hearing aids direct to consumers with a personalized, consumer-centric approach. Our commercial organization consists of a talented marketing team with deep experience in consumer-focused brand and performance marketing, a team of inside sales consultants, and a dedicated customer support team that includes audiologists and hearing professionals. We generate revenue from orders processed primarily through our website and over the phone by our sales consultants.

We believe that our differentiated hearing aids and consumer-oriented approach have fueled the rapid adoption of our hearing aids and high customer satisfaction, as evidenced by over 103 thousand Eargo hearing aid systems shipped, net of returns, as of September 30, 2022. To date, all our revenue has been generated from customers in the United States.

Patient Square Capital

Patient Square Capital, a dedicated health care investment firm and an affiliate of the Selling Stockholder, beneficially owns approximately 76.3% of our outstanding common stock as of December 7, 2022 and has the right to appoint a proportionate number of members to our board of directors. As such, we are a “controlled company” within the meaning of the marketplace rules of the Nasdaq Stock Market. For additional information, see “Management—Board composition” and “Selling Stockholder”, in addition to the other information contained elsewhere in this prospectus.

Corporate Information

Our principal executive office is located at 2665 North First Street, Suite 300, San Jose, California 95134 and our telephone number is (650) 351-7700. We maintain a website at www.eargo.com. The information on our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

The Offering

Issuer	Eargo, Inc.

Shares of Common Stock Offered by the Selling Stockholder	Up to 316,425,980 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder.

Market for Common Stock	Our common stock is listed on Nasdaq under the symbol “EAR.”

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Risk Factors

Investing in our securities involves risks. Before making an investment decision, in addition to the risk factor included below, you should carefully consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, which are incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision.

Any of the risks described below and that we describe in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”

We are a controlled company within the meaning of the Nasdaq listing standards, and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Patient Square Capital controls a majority of the voting power of our common stock. As a result, we are considered a “controlled company” within the meaning of the marketplace rules (the “Listing Rules”) of the Nasdaq Stock Market (“Nasdaq”). Under the Listing Rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company”. For so long as we qualify as a controlled company, we may, at our sole election, rely upon the Listing Rules exemptions applicable to controlled companies, pursuant to which we are exempt from certain corporate governance requirements of Nasdaq, such as the requirements that our board of directors (the “Board”) have a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cease to be a “controlled company” in the future, we will be required to comply with the corporate governance requirements of the Nasdaq Listing Rules, which may require replacing a number of our directors. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our personnel, systems and resources.

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder.

Management

The following table sets forth the name, age, and position of each of our executive officers and directors as of December 7, 2022. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Executive Officers
Christian Gormsen	46	President, Chief Executive Officer and Director
William Brownie	56	Chief Operating Officer
Adam Laponis	46	Chief Financial Officer
Non-Employee Directors
Don Spence(1)	69	Director and Chair of the Board
Katie Bayne(1)(3)	56	Director
Trit Garg, M.D.(2)(3)	32	Director
Karr Narula	43	Director
Justin Sabet-Peyman(2)(3)	39	Director
David Wu(1)(2)	54	Director

(1)	Member of the audit committee of our Board (the “Audit Committee”).
(2)	Member of the compensation committee of our Board (the “Compensation Committee”).
(3)	Member of the nominating and corporate governance committee of our Board (the “Nominating and Corporate Governance Committee”).

Executive officers

Christian Gormsen has served as a member of our Board since November 2014 and as our President and Chief Executive Officer since June 2016. From June 2014 to June 2016, Mr. Gormsen served as Commercial Director, EMEA, of ISS A/S, a global facility services company. Prior to that, he spent a decade at GN Group, a global leader in intelligent audio solutions including hearing aids, in roles of increasing responsibility until he became the Senior Vice President of Operations, Europe and Strategic Accounts. Mr. Gormsen started his career in investment banking before transitioning to McKinsey & Company, a management consulting firm. Mr. Gormsen received a B.S. in economics and his M.S. in economics and business administration from the Copenhagen Business School.

We believe that Mr. Gormsen is qualified to serve on our Board due to the valuable expertise and perspective he brings in his capacity as our President and Chief Executive Officer and because of his extensive experience and knowledge of our industry.

William Brownie has served as our Chief Operating Officer since April 2019. From August 2016 through March 2019, Mr. Brownie served as our Chief Customer Operations Officer. In addition, from January 2017 to June 2019 he served as our Chief Financial Officer. From June 2015 to August 2016, Mr. Brownie served as an independent consultant to various companies. From January 2012 to June 2015, Mr. Brownie served as the Managing Director at Sonova e-Hearing Care, a group company of Sonova AG, a provider of hearing care products. Prior to that, from August 2001 to December 2011, Mr. Brownie served as Chief Financial Officer and then President and Chief Executive Officer of HearingPlanet Inc., which was purchased by Sonova AG. Mr. Brownie received a B.S. in business administration from San Diego State University-California State University.

Adam Laponis has served as our Chief Financial Officer since June 2019. From November 2018 to March 2019, Mr. Laponis served as Vice President of Financial Planning and Analysis for Tesla, an automotive and energy company, where he previously served as Senior Director of Finance from April 2017 to November 2018. Prior to that, he served as the Vice President and Chief Financial Officer of Cardiovascular Care of Cardinal Health, a healthcare services and products company, from October 2015 to April 2017. Prior to that, he served in various financial roles at Johnson & Johnson, a healthcare company, from August 2004 to October 2015. Mr. Laponis received a B.S. in chemical engineering from the University of California, Berkeley and his M.B.A. from the University of Southern California.

Non-employee directors

Don Spence has served as a member of our Board since December 2022. Mr. Spence retired in August 2019 as President and Chief Executive Officer of Ebb Therapeutics, a company in the business of developing and marketing medical products for the treatment of insomnia, a position he held since March 2017. Prior to joining Ebb Therapeutics, Mr. Spence served as Chairman and Chief Executive Officer of Lake Region Medical, Inc. from 2010 until its acquisition by Integer Holdings Corporation in October 2015. From 2005 to 2008, he served as President of the Sleep and Home Respiratory Group for Philips Respironics, and from 2008 to 2010 as Chief Executive Officer of Philips Home Healthcare Solutions. Prior to that, Mr. Spence spent eight years with GKN Sinter Metals, as Senior Vice President for Global Sales and Marketing from 1998 to 2001 and as President from 2001 to 2005. Prior to 1998, he served in a number of roles at BOC Group, PLC over a 15-year career at that company including President, Ohmeda Medical Systems from 1997 to 1998. Mr. Spence serves on the boards of the following publicly held companies: Integer Holdings Corp (NYSE: ITGR) and Vapotherm, Inc. (NYSE: VAPO), both medical device manufacturers. Mr. Spence also serves on the board of Linguaflex, Inc. Mr. Spence earned his B.A. in Economics from Michigan State University and his M.A. in Economics from Central Michigan University.

We believe that Mr. Spence is qualified to serve on our Board due to his executive leadership experience and board roles in the healthcare industry.

Katie J. Bayne has served as a member of our Board since June 2021. Since February 2019, Ms. Bayne has served as a Senior Advisor with Guggenheim Securities, LLC, the investment banking and capital markets division of Guggenheim Partners. Since March 2018, Ms. Bayne has also served as founder and President of Bayne Advisors, a strategic and advisory firm. Prior to serving in her current roles, from 1989 to 2018, Ms. Bayne served in numerous roles at The Coca-Cola Company focused on general management, strategy, retail and consumer marketing in the United States, Australia and globally, including President, North America Brands and Chief Marketing Officer, North America. Ms. Bayne previously served as a member of the board of directors for Ascena Retail Group, Inc., Ann Inc. and Beazer Homes USA. Ms. Bayne currently serves as a member of the board of directors of the following publicly traded companies: Acreage Holdings, Inc. and The Honest Company, Inc. Ms. Bayne is also a member of the board of trustees of the Fuqua School of Business at Duke University and is on the executive board of the Cox School of Business at Southern Methodist University. Ms. Bayne holds a B.A. in Psychology from Duke University and an M.B.A. from Duke University’s Fuqua School of Business.

We believe that Ms. Bayne is qualified to serve on our Board due to her strong background in consumer strategy, retail and consumer marketing and brand management.

Dr. Trit Garg has served as a member of our Board since December 2022. Dr. Garg has served as a Vice President at Patient Square Capital, a health care focused investment firm, since October 2021. Prior to joining Patient Square, Dr. Garg was at HealthQuest Capital from 2018 to 2021 where he was most recently a Principal. Previously Dr. Garg was a resident physician in Internal Medicine at Stanford University Hospital from 2017 to 2018. Earlier during his medical training, Dr. Garg spent time at KKR, a private equity firm, and McKinsey & Company. Dr. Garg currently serves on the Board of Directors of Access TeleCare. Dr. Garg holds an M.D. from Stanford Medical School and an M.B.A. from Stanford’s Graduate School of Business. He graduated with a B.A. with High Distinction from the University of California, Berkeley, where he was a Regents’ and Chancellor’s Scholar.

We believe that Dr. Garg is qualified to serve on our Board due to the valuable expertise and perspective he brings with his medical and financial backgrounds and his extensive investment experience in the healthcare industry.

Karr Narula has served as a member of our Board since December 2022. Mr. Narula is a Founding Partner of Patient Square Capital, a health care focused investment firm that he joined in March 2021. He has over 18 years of health care investment and operations experience. At Patient Square, Mr. Narula brings an operational lens to health care investment decisions and oversees the firm’s Transformation and Growth (TAG) Team, which deploys specialized transformation and growth capabilities to unlock value within portfolio companies. He currently serves on the Board of Directors of Access Tele care and previously served on the Boards of Blue Sprig Pediatrics and Access Physicians.

Prior to Patient Square, Mr. Narula spent 13 years at KKR, a private equity firm, from 2007 until 2020, where he was a Partner and Head of KKR’s Portfolio Operations Team (KKR Capstone) in the Americas. In this role, he led the team responsible for value creation across all industries and asset classes in the Americas and directly drove value creation efforts within the health care sector. While at KKR, Mr. Narula was a member of KKR’s Americas Private Equity Portfolio Management Committee, KKR’s Health Care Strategic Growth Portfolio Management Committee, and KKR’s Portfolio Operations Global Operating Committee. Prior to joining KKR in 2007, he was a private equity investor at HIG Capital and before that, a consultant at Bain & Company in San Francisco and in London.

Mr. Narula holds a B.S. in Industrial Engineering with Distinction from Stanford University and an M.B.A. from Harvard Business School.

We believe that Mr. Narula is qualified to serve on our Board due to the valuable expertise and perspective he brings with his financial background and his extensive investment experience and board roles in the healthcare industry.

Justin Sabet-Peyman has served as a member of our Board since December 2022. Mr. Sabet-Peyman has served as a Managing Director of Patient Square Capital, a health care focused investment firm, since September 2021. Mr. Sabet-Peyman previously worked at KKR on the Americas Health Care Team from 2008 until 2019, where he focused on private equity and growth equity investing. Mr. Sabet-Peyman also spent a year helping to build the Direct Investments platform at Mubadala Investment Company from 2020 until 2021, and he started his career at McKinsey & Company where he served corporate and private equity clients.

Mr. Sabet-Peyman currently serves on the Board of Directors of Access Tele care and previously served on the Boards of Heartland Dental, PetVet Care Centers, Trilogy MedWaste, Ebb Therapeutics, EchoNous, Arbor Pharmaceuticals, and Lake Region Medical.

Mr. Sabet-Peyman received his B.S. and M.S. in Electrical Engineering from Stanford University where he graduated as the Henry Ford II Scholar and was a Mayfield Fellow.

We believe that Mr. Sabet-Peyman is qualified to serve on our Board due to the valuable expertise and perspective he brings with his financial background and his extensive investment experience in the healthcare industry.

David Wu has served as a member of our Board since July 2014. Since 2012, Mr. Wu has been a Partner at Maveron LLC, a venture capital firm, where his primary focus is emerging consumer internet companies. Mr. Wu leads Maveron’s investments in Illumix, inkbox, Booster, Wave, PlutoXR and Eargo, and serves on each company’s board of directors. Mr. Wu received a B.S. in electrical engineering and a B.A. in quantitative economics from Stanford University.

We believe that Mr. Wu is qualified to serve on our Board due to the valuable expertise and perspective he brings with his experience investing in consumer-facing companies.

Board composition

Classified board of directors

Our Board is divided into three classes. Our Amended and Restated Certificate of Incorporation provides that each class will consist, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies or newly created directorships created by increases in the number of directors shall be filled by the stockholders, and except as otherwise provided by law, vacancies and newly created directorships on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even though less than a quorum. A director elected by the Board to fill a vacancy or a newly created directorship shall serve for the remainder of the full term of the class of directors in which the vacancy or newly created directorships occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven directors, divided into the three following classes:

•	Class I directors: Christian Gormsen, Trit Garg, M.D. and David Wu, whose current terms will expire at the annual meeting of stockholders to be held in 2024;

•	Class II directors: Don Spence and Justin Sabet-Peyman, whose current terms will expire at the annual meeting of stockholders to held be in 2025; and

•	Class III directors: Katie Bayne and Karr Narula, whose current terms will expire at the annual meeting of stockholders to be held in 2023.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Independence of the Board of Directors

Patient Square Capital beneficially owns more than 50% of our outstanding voting securities and we are therefore a “controlled company” within the meaning of the Listing Rules. For so long as we qualify as a controlled company, we may, at our sole election, rely upon the Listing Rules exemptions applicable to controlled companies, pursuant to which we are exempt from certain corporate governance requirements of Nasdaq such as the requirements that our Board have a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for our audit committee, and we comply with the requirements of the SEC and the Listing Rules requiring that our audit committee be composed exclusively of independent directors.

Our Board has undertaken a review of the independence of each of our directors and considered whether any director has a material relationship with us that could compromise such individual’s ability to exercise independent judgment in carrying out their responsibilities. As a result of this review, our Board has determined that each of Katie Bayne, Don Spence and David Wu qualifies as “independent” in accordance with the Listing Rules.

Controlled Company Exemption

Patient Square Capital beneficially owns more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the Listing Rules. For so long as we qualify as a controlled company, we may, at our sole election, rely upon the Listing Rules exemptions applicable to controlled companies including, but not limited to, the following requirements:

•	that a majority of our Board consist of directors who qualify as “independent” as defined under the Listing Rules;

•	that we have a nominating and corporate governance committee that it is composed entirely of independent directors; and

•	that we have a Compensation Committee that it is composed entirely of independent directors.

Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—We are a controlled company within the meaning of the Nasdaq listing standards, and, as a result, qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Investors’ Rights Agreement

On June 24, 2022, we entered into an agreement (the “Note Purchase Agreement”) with the Selling Stockholder and Drivetrain Agency Services, LLC, as administrative agent and collateral agent (the “Administrative Agent”). Pursuant to the Note Purchase Agreement, we issued approximately $105.5 million in senior secured convertible notes (the “Notes”) convertible into shares of our common stock to the Selling Stockholder.

On June 24, 2022, in connection with the Note Purchase Agreement, we also entered into an Investors’ Rights Agreement (the “NPA Investors’ Rights Agreement”) with the Selling Stockholder, pursuant to which, among other things, the selling stockholder has the right to nominate a number of directors to our Board that is proportionate to the Selling Stockholder’s ownership of the Company, which will be rounded up to the nearest whole number (and shall in no event be less than one). The Selling Stockholder has the right to nominate six directors to our Board as of December 7, 2022. The Selling Stockholder has exercised its right to nominate three directors, Trit Garg, M.D., Karr Narula and Justin Sabet-Peyman. For additional information, see “Note Purchase Agreement—Investors’ Rights Agreement.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that currently has, or has had during the last completed fiscal year, one or more executive officers serving as a member of our Board or on our Compensation Committee.

Leadership structure of the Board

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer and to implement a lead director in accordance with its determination regarding which structure would be in the best interests of our company. Currently, our Chief Executive Officer and Chair positions are separate. Our Board has separated the roles of Chief Executive Officer and Chair on the basis that such separation promotes independent and effective oversight of management, particularly on key issues such as long-term strategic planning and risk management. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of board in risk oversight process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board administers its risk oversight function directly, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures, as well as cybersecurity risks, and the steps our management has taken to monitor and control these exposures and risks. The Audit Committee also approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Listing Rules, and that has been approved by our Board. These written charters are available in the Investor Relations section of our website at https://ir.eargo.com/. Website addresses are provided as inactive textual references only. The information provided on or accessible through any website referenced in this prospectus is not a part of, and is not incorporated by any reference into, this prospectus.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•	reviews and approves all related party transactions on an ongoing basis;

•	establishes procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	discusses on a periodic basis, or as appropriate, with management the Company’s policies and procedures with respect to risk assessment and risk management;

•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•

investigates any reports received through the ethics helpline and reports to the Board periodically with respect to any information received through the ethics helpline and any related investigations; and

•	reviews the Audit Committee charter and the Audit Committee’s performance on an annual basis.

Our Audit Committee consists of Katie Bayne, Don Spence and David Wu. Our Board has determined that all members are independent under the Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is David Wu. Our Board has determined that Mr. Wu is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our Board has also determined that each member of our Audit Committee can read and understand fundamental consolidated financial statements, in accordance with the Listing Rules.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives, and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves or makes recommendations to our Board regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The Compensation Committee reviews the performance of our Chief Executive Officer and makes recommendations to our Board with respect to his compensation, and our Board retains the authority to make compensation decisions relative to our Chief Executive Officer. The Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and the Compensation Committee’s performance.

Our Compensation Committee consists of Trit Garg, M.D., Justin Sabet-Peyman and David Wu. We currently avail ourselves of the “controlled company” exemption under the Listing Rules, pursuant to which we are exempt from the requirement to have a compensation committee that is composed entirely of independent directors. No member of the Compensation Committee is, or was in 2021, an executive officer of the Company. The chair of our Compensation Committee is Mr. Sabet-Peyman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. With the goal of developing a diverse, independent and highly qualified Board, the Nominating and Corporate Governance Committee evaluates candidates in accordance with the qualification standards and selection criteria set forth in our Corporate Governance Guidelines. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates, as appropriate. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable SEC rules and the Listing Rules and the Selling Stockholder’s rights to nominate directors under the NPA Investors’ Rights Agreement. When considering candidates for nomination, the Nominating and Corporate Governance Committee may take into consideration many factors, including, among other things, a candidate’s experience with corporate management, public company board membership, professional and academic experience, leadership skills, finance and accounting and/or executive compensation experience, and ability to devote adequate time and effort to responsibilities of the Board in the context of its existing composition.

We believe it is important to have a diverse Board and, as such, our Corporate Governance Guidelines provide for the consideration of candidates’ background, gender, age and ethnicity. Our Nominating and Corporate Governance Committee considers these and other factors as it oversees Board and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends nominees to our full Board for election. The Nominating and Corporate Governance Committee is also responsible for overseeing our corporate governance policies and making recommendations to our Board concerning governance matters, including assisting the Board in its assessment of the independence of our directors.

Our Nominating and Corporate Governance Committee consists of Katie Bayne, Trit Garg, M.D. and Justin Sabet-Peyman. We currently avail ourselves of the “controlled company” exemption under the Listing Rules, pursuant to which we are exempt from the requirement to have a nominating and corporate governance committee that is composed entirely of independent directors. The chair of our Nominating and Corporate Governance Committee is Mr. Sabet-Peyman.

Corporate Governance

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, and agents and representatives. The code of business conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. The full text of our code of business conduct and ethics is available on our website at https://ir.eargo.com/. The Nominating and Corporate Governance Committee of our Board is responsible for overseeing our code of business conduct and ethics and any waivers applicable to any director, executive officer or employee. We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above or in public filings.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings and succession planning. The Corporate Governance Guidelines include the Board’s standards used in nominating director candidates, which include candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at https://ir.eargo.com/.

Selling Stockholder

This prospectus relates to the offer and sale by PSC Echo, LP, an affiliate of Patient Square Capital (the “Selling Stockholder”), of the shares of common stock set forth below. We are registering the shares of common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement (as defined below) we entered into with the Selling Stockholder in connection with the Note Purchase Agreement in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. For additional information, see “Note Purchase Agreement – Registration Rights Agreement.”

The table below presents information regarding the Selling Stockholder and the shares of common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder and reflects holdings as of December 7, 2022. The number of shares in the column “Maximum Number of Shares to be Sold Pursuant to this Prospectus” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 414,538,565 shares of our common stock outstanding on December 7, 2022.

For information regarding the Selling Stockholder, including material relationships we have with the Selling Stockholder, see “Note Purchase Agreement.”

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares to be Sold	Shares Beneficially Owned After the Offering (2)
Name of Selling Stockholder	Shares	Percentage	Pursuant to this Prospectus (1)	Shares	Percentage
PSC Echo, LP(3)	316,425,980	76.3%	316,425,980	0	—

(1)

The amount set forth in this column reflects the number of shares of common stock that may be offered by the Selling Stockholder using this prospectus. These amount does not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise.

(2)

Assumes the resale by the Selling Stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering.

(3)

Shares held by PSC Echo, LP. PSC Echo GP, LLC is the general partner of PSC Echo, LP and may be deemed to beneficially own the shares of common stock held by PSC Echo, LP. Voting and investment decisions with respect to the shares of common stock held by PSC Echo, LP are made by the management committee of PSC Echo GP, LLC. PSC Echo, LP’s address is c/o Patient Square Capital, LP, 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

Market Price of and Dividends on Common Stock

Market Information

Our common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC under the ticker symbol “EAR.”

Holders of Record

As of December 7, 2022, we had 68 holders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose common stock may be held in trust or by other entities.

Dividends

We have not paid any cash dividends and do not expect to do so in the foreseeable future.

Note Purchase Agreement

Overview

On June 24, 2022, we entered into an agreement (the “Note Purchase Agreement”) with the Selling Stockholder and Drivetrain Agency Services, LLC, as administrative agent and collateral agent (the “Administrative Agent”). Pursuant to the Note Purchase Agreement, we issued approximately $105.5 million in senior secured convertible notes (the “Notes”) convertible into shares of our common stock to the Selling Stockholder.

The shares of common stock being offered by the Selling Stockholder pursuant to this prospectus are the shares of common stock (the “Shares”) that were issued upon conversion of the Notes in November 2022.

Investors’ Rights Agreement

On June 24, 2022, in connection with the Note Purchase Agreement, we also entered into the NPA Investors’ Rights Agreement with the Selling Stockholder, pursuant to which, among other things, we granted the Selling Stockholder certain governance, information and other rights.

The Selling Stockholder has the right to nominate the number of directors (the “Investor Directors”) to our board of directors that is proportionate to the Selling Stockholder’s ownership of the Company, rounded up to the nearest whole number (and in no event be less than one). The Selling Stockholder has the right to nominate six directors to our Board given the size of our Board as of December 7, 2022. The Selling Stockholder has exercised its right to nominate three directors, Trit Garg, M.D., Karr Narula and Justin Sabet-Peyman.

We have entered into an indemnification agreement with each Investor Director (the “Indemnification Agreement”). The Indemnification Agreement generally requires us, among other things, to indemnify each Investor Director against certain liabilities that may arise by reason of their status or service as a director. The Indemnification Agreement also generally requires us to advance any expenses incurred by each Investor Director as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the Indemnification Agreements may be sufficiently broad to permit indemnification of each Investor Director for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

For additional information regarding the Indemnification Agreement, refer to the full text of the Indemnification Agreement, which is filed as Exhibit 10.21 to the registration statement of which this prospectus is a part and incorporated by reference herein.

For additional information regarding the NPA Investors’ Rights Agreement, refer to the full text of the NPA Investors’ Rights Agreement, which is filed as Exhibit 10.22 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Registration Rights Agreement

One June 28, 2022, we and the Selling Stockholder also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, we granted the Selling Stockholder certain customary demand and piggyback registration rights. Under the Registration Rights Agreement, we agreed to use our reasonable best efforts to file a registration statement providing for the resale of the Shares within ten business days of the completion of the Rights Offering, and to maintain its effectiveness thereafter for so long as any registrable securities remain outstanding. We filed the registration statement of which this prospectus is a part pursuant to such agreement.

For additional information regarding the Registration Rights Agreement, refer to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.23 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Description of Our Capital Stock

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation, as amended (our “Amended and Restated Certificate of Incorporation”), our amended and restated bylaws (our “Amended and Restated Bylaws”), the amended and restated investors’ rights agreement (the “Original Investors’ Rights Agreement”) to which we and certain of our stockholders are parties, the NPA Investors’ Rights Agreement, the Registration Rights Agreement and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to the full text of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, the Original Investors’ Rights Agreement, the NPA Investors’ Rights Agreement and the Registration Rights Agreement, copies of which are filed as Exhibits 3.1, 3.2, 10.1, 10.22 and 10.23 to the registration statement of which this prospectus is a part and are incorporated by reference herein.

General

Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common stock

Voting rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and preferences

Holders of our common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Classified Board of Directors

Our Board is divided into three classes. Our Amended and Restated Certificate of Incorporation provides that each class will consist, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. For additional information, see “Management—Board composition—Classified board of directors.”

NPA Investors’ Rights Agreement

In connection with the Note Purchase Agreement, we entered into the NPA Investors’ Rights Agreement, pursuant to which we granted the Selling Stockholder certain governance, information and other rights. For additional information, see “Note Purchase Agreement – Investors’ Rights Agreement.”

Registration rights

Under our Original Investors’ Rights Agreement and Registration Rights Agreement, certain holders of shares of our common stock, or their transferees, have the right to require us to register their shares (the “registrable securities”) under the Securities Act so that those shares may be publicly resold, and the holders of these shares of common stock, or their transferees, have the right to include their shares in any registration statement we file, in each case as described below.

Original Investors’ Rights Agreement

Demand registration rights

Certain holders of our common stock are entitled to certain demand registration rights. Pursuant to the Original Investors’ Rights Agreement, beginning after April 13, 2021, the holders of at least 35% of such registrable securities may, on not more than two occasions, request that we register all or a portion of their shares, subject to certain specified exceptions.

Piggyback registration rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

S-3 registration rights

Certain holders of shares of our common stock are entitled to certain Form S-3 registration rights. The holders of such registrable securities may, with respect to not more than two such registrations within any 12-month period, request that we register all or a portion of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to specified exceptions. Such request for registration on Form S-3 must cover securities with an aggregate offering price to the public which equals or exceeds $1.0 million. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Registration Rights Agreement

Resale registration statement

Under the Registration Rights Agreement, we agreed to use reasonable best efforts to file within ten business days of the completion of the Rights Offering a registration statement on Form S-1 covering the sale or distribution of the Shares from time to time by the Selling Stockholder on a delayed or continuous basis under the Securities Act. We are required to use reasonable best efforts to cause such registration statement to be declared effective as promptly as practicable after the filing and maintain and update the registration statement, subject to the terms and conditions therein. We filed the registration statement of which this prospectus is a part pursuant to such agreement.

Demand registration rights

The Selling Stockholder holding the registrable securities under the Registration Rights Agreement is entitled to certain demand registration rights. The holders of a majority of such registrable securities may, on not more than four occasions per 12-month period, request that not less than $10 million of registrable securities be sold through an underwritten offering, subject to certain specified exceptions. Additionally, the Selling Stockholder may request that we amend or supplement any registration statement as may be necessary, subject to certain specified exceptions, to effect a sale or distribution.

Piggyback registration rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Selling Stockholder will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

Anti-takeover provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Section 203 of the Delaware General Corporation Law (the “DGCL”)

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Because our Board approved the Note Purchase Agreement and the related transactions contemplated thereby, which would have resulted in the Selling Stockholder becoming an “interested stockholder” following the Rights Offering, the limitations of Section 203 described above do not apply to a potential business combination with Patient Square Capital.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws:

•

permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	classify our board of directors into three classes of directors, divided as nearly as equal in number as possible;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, and not by our stockholders; and

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in control or management of our company. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of forum

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware, or a Foreign Action, in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitation on liability and indemnification

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws limit our directors’ liability and provide that we may indemnify our directors and officers to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

The DGCL and our Amended and Restated Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain other employees. These indemnification agreements, among other things, require us to indemnify our directors, officers and certain other employees for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, officer or other employee in any action or proceeding arising out of their services as a director, officer or employee of our company, or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors, officers and other employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Plan of Distribution

The Selling Stockholder, which as used herein includes its permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares on Nasdaq or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholder may use any one or more of the following methods when disposing of its shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price;

•	distribution to members, limited partners or stockholders of the Selling Stockholder;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholder also may transfer its shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Stockholder may also sell its securities short and deliver these securities to close out its short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The aggregate proceeds to the Selling Stockholder from the sale of the shares offered by it will be the purchase price of the shares less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of its shares to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of our common stock being offered by the Selling Stockholder named herein.

The Selling Stockholder may engage in at the market offerings into an existing trading market in accordance with Rule 415 of the Securities Act.

The Selling Stockholder also may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Stockholder and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the Selling Stockholder and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If the Selling Stockholder wants to sell its shares of our common stock under this prospectus in the United States, the Selling Stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the Selling Stockholder will be able to advise the Selling Stockholder in which states shares of our common stock are exempt from registration for secondary sales.

Any person who purchases shares of our common stock from the Selling Stockholder offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholder and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of its shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the Selling Stockholder (and the Selling Stockholder’s officers, directors, partners and members and each person who controls such Selling Stockholder within the meaning of the Securities Act), and each underwriter thereof, if any (and each person who controls such underwriter within the meaning of the Securities Act), against liabilities resulting from any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof), any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by us of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities laws applicable to us, except insofar as the same occurs in reliance upon and in conformity with written information furnished expressly for use herein by or on behalf of the Selling Stockholder regarding such Selling Stockholder.

We have also agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which all of the Selling Stockholder’s shares are disposed of pursuant to this prospectus; (ii) the date on which all of its shares have been sold pursuant to Rule 144 and none of the shares are restricted securities; (iii) the date on which such shares may be sold without registration pursuant to Rule 144 without volume or other restrictions; or (iv) the date on which all of its shares are transferred to a party other than a permitted transferee.

We will bear all costs, expenses and fees in connection with the registration of these shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sale of shares of our common stock. We have agreed to reimburse the Selling Stockholder for up to $25,000 of its expenses in connection with the registration of these shares, as well as up to $25,000 of its selling expenses, excluding underwriting discounts, selling commissions and stock transfer taxes, for each subsequent registration, offering, or take-down.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 7, 2022, information regarding beneficial ownership of our common stock by each of our named executive officers and directors individually and by our named executive officers and directors as a group. It also sets forth the most recently available information available to us regarding the beneficial ownership of each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

The percentage of ownership is based on 414,538,565 shares of common stock outstanding as of December 7, 2022. Beneficial ownership is determined according to the rules of the SEC and generally means that a person or entity possesses sole or shared voting or investment power of a security. In addition, any shares that a person or entity has the right to acquire within 60 days of December 7, 2022 through the exercise of any stock options or through the vesting and settlement of RSUs payable in shares of common stock are included in the following table. These shares are deemed to be outstanding and beneficially owned by the person or entity holding those options or RSUs for the purpose of computing the percentage ownership, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. The information contained in the following table does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address for each beneficial owner listed in the table below is c/o Eargo, Inc., 2665 North First Street, Suite 300, San Jose, California 95134.

Name of beneficial owner	Number of outstanding shares beneficially owned	Number of shares exercisable within 60 days	Number of shares beneficially owned	Percentage of beneficial ownership
5% and greater stockholders:
PSC Echo, LP(1)	316,425,980	—	316,425,980	76.3%
The Charles and Helen Schwab Living Trust U/A DTD 11/22/1985	21,687,435	—	21,687,435	5.2%
Named executive officers and directors:
Christian Gormsen(2)	95,180	1,446,151	1,541,331	*
William Brownie(3)	157,155	300,413	457,568	*
Adam Laponis(4)	54,940	257,442	312,382	*
Katie Bayne(5)	—	159,204	159,204	*
Trit Garg, M.D.(6)	—	3,255	3,255	*
Karr Narula(7)	—	3,255	3,255	*
Justin Sabet-Peyman(8)	—	3,255	3,255	*
Don Spence(9)	—	3,255	3,255	*
David Wu(10)	509,263	155,545	664,808	*
All current directors and executive officers as a group (9 persons)	816,538	2,331,775	3,148,313	*

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Shares held by PSC Echo, LP. PSC Echo GP, LLC is the general partner of PSC Echo, LP and may be deemed to beneficially own the shares of Common Stock held by PSC Echo, LP. Voting and investment decisions with respect to the shares of Common Stock held by PSC Echo, LP are made by the management committee of PSC Echo GP, LLC. PSC Echo, LP’s address is c/o Patient Square Capital, LP, 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(2)	Consists of (a) 95,180 shares of common stock held directly and (b) 1,446,151 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(3)	Consists of (a) 157,155 shares of common stock held directly and (b) 300,413 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(4)	Consists of (a) 54,940 shares of common stock held directly and (b) 257,442 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(5)	Consists of 159,204 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(6)	Consists of 3,255 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(7)	Consists of 3,255 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(8)	Consists of 3,255 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(9)	Consists of 3,255 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.
(10)

Consists of (a) 500,000 shares of common stock held directly by Mr. Wu through the Wu Family Trust, (b) 9,263 shares of common stock held indirectly by Mr. Wu through the Wu 2015 Irrevocable Trust, and (c) 155,545 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of December 7, 2022.

Legal Matters

The validity of the shares of our common stock offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California.

Experts

The financial statements of Eargo, Inc. as of December 31, 2020 and 2021, and for each of the three years in the period ended December 31, 2021 incorporated by reference in this Prospectus by reference to Eargo, Inc’s annual report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Eargo Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Incorporation of Information by Reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on May 13, 2022;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May  24, 2022, August  8, 2022 and November 7, 2022, respectively;

•

the information under the headings “Executive Compensation”, “Director Compensation” and “Certain Relationships and Related Person Transactions” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 13, 2022;

•

our Current Reports on Form 8-K, filed with the SEC on January 6, 2022, January  18, 2022, March  10, 2022 (Item 3.01 only), May  2, 2022 (Item 1.01 only), May  13, 2022 (Item 3.01 only), May  27, 2022, May  31, 2022 (Item 3.01 only), June  27, 2022 (Items 1.01, 2.03, 3.02 and 9.01 only), July  5, 2022, August  8, 2022 (Item 5.02 only), September  30, 2022, October  3, 2022, October  13, 2022 (Items 5.03, 5.07 and 9.01 only) October  17, 2022, November  7, 2022, November  16, 2022, November  18, 2022, November  29, 2022 (Items 2.04, 3.02 and 5.01 only), December 7, 2022 (Item 5.02 only) and December 15, 2022; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-39616), filed with the SEC under Section  12(b) of the Exchange Act on October  13, 2020 including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 16, 2021.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Eargo, Inc.

2665 North First Street, Suite 300

San Jose, California

(650) 351-7700

Up to 316,425,980 Shares of Common Stock

Prospectus

            , 2022

Part II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution.

The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

Item	Amount
SEC registration fee	$22,665
Printing and postage expenses	50,000
Legal fees and expenses	125,000
Accounting fees and expenses	250,000

Total	$447,665

Item 14.	Indemnification of directors and officers.

As permitted by Section 102 of the Delaware General Corporation Law (the “DGCL”), we have adopted provisions in our amended and restated certificate of incorporation, as amended (our “Amended and Restated Certificate of Incorporation”), and our amended and restated bylaws (our “Amended and Restated Bylaws”) that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our Amended and Restated Bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights provided in our Amended and Restated Bylaws are not exclusive.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.	Recent sales of unregistered securities.

Since September 30, 2016, we have made the following sales of unregistered securities:

Equity plan-related issuances

(1) Between September 30, 2016 and September 30, 2020, we have granted to our directors, employees and consultants options to purchase 7,910,889 shares of our common stock with per share exercise prices ranging from $1.29 to $10.15 under our 2010 Equity Incentive Plan, as amended, or the 2010 Plan.

(2) Between September 30, 2016 and September 30, 2020, we have issued to certain of our directors, employees and consultants an aggregate of 333,519 shares of our common stock at per share purchase prices ranging from $0.60 to $9.60 pursuant to exercises of options under the 2010 Plan for an aggregate purchase price of $490,182.62.

(3) Prior to filing our registration statement on Form S-8 in October 2020, we granted stock options and stock awards to employees, directors and consultants under our 2010 Equity Incentive Plan, covering an aggregate of 3,885,943 shares of common stock, at a weighted-average exercise price of $3.02 per share. The weighted-average exercise price per share reflects the repricing of all options granted from January 1, 2020 to August 3, 2020 with an exercise price greater than $2.55 per share that were repriced to $2.55 per share on August 3, 2020.

(4) Prior to filing our registration statement on Form S-8 in October 2020, we issued an aggregate of 555,654 shares of common stock at a weighted-average purchase price of $1.81 per share to employees, directors and consultants for aggregate proceeds to us of approximately $1.0 million upon the exercise of stock options.

Sales of preferred stock, convertible promissory notes and warrants

(5) Between October and December 2016, we issued convertible promissory notes in the aggregate principal amount of $20.1 million to 23 accredited investors.

(6) Between October 2016 and December 2016, we issued warrants to purchase an aggregate of 6,500 shares of Series B-1 convertible preferred stock at an exercise price of $27.43 per share to two accredited investors.

(7) In October 2017, we issued an aggregate of 2,913,490 shares of our Series C-1 convertible preferred stock upon conversion of convertible promissory notes issued by us, in exchange for approximately $21.0 million in cancellation of indebtedness.

(8) Between October 2017 and April 2018, we issued and sold an aggregate of 3,725,342 shares of Series C convertible preferred stock to 30 accredited investors at $9.0201 per share for gross proceeds of $33.6 million.

(9) In December 2018 and February 2019, we issued and sold an aggregate an aggregate of 3,896,711 shares of Series D convertible preferred stock to 17 accredited investors at $13.374 per share for gross proceeds of $52.1 million.

(10) Between June 2018 and June 2019, we issued warrants to purchase an aggregate of 45,171 shares of Series C convertible preferred stock with an exercise price of $9.0201 per share to one accredited investor.

(11) Between March 2020 and April 2020, we issued convertible promissory notes in the aggregate principal amount of $10.1 million to 21 accredited investors.

(12) In July 2020, we issued an aggregate of 1,889,542 shares of our Series E convertible preferred stock upon redemption of convertible promissory notes issued by us, in exchange for approximately $10.3 million in cancellation of indebtedness.

(13) Between July 2020 and August 2020, we issued and sold an aggregate of 10,513,924 shares of Series E convertible preferred stock to 24 accredited investors at $6.7836 per share for gross proceeds of $71.3 million.

(14) In September 2020 we issued a warrant to purchase 53,487 shares of our Series E convertible preferred stock with an exercise price of $6.7836 per share to one accredited investor.

(15) On June 24, 2022, we entered into the Note Purchase Agreement, pursuant to which we agreed to issue and sell up to $125 million in senior secured convertible notes to an affiliate of Patient Square Capital. On June 28, 2022, we closed the initial issuance of $100 million of senior secured convertible notes (the “First Tranche Notes”). On November 23, 2022, the First Tranche Notes converted into an aggregate of 300,000,000 shares of common stock.

(16) On November 23, 2022, we issued approximately $5.5 million in senior secured convertible notes (the “Second Tranche Notes”) to an affiliate of Patient Square Capital. On November 25, 2022, the Second Tranche Notes converted into an aggregate of 16,425,980 shares of common stock.

The offers, sales and issuances of the securities described in paragraphs (1), (2), (3), and (4) were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, employees or bona fide consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (5) through (16) were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access to information about us. No underwriters were involved in these transactions.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

		Incorporated by Reference
Exhibit number	Exhibit description	Form	Date	Number

3.1	Amended and Restated Certificate of Incorporation	8-K	10/20/2020	3.1

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	10/13/2022	3.1

3.3	Amended and Restated Bylaws	8-K	10/20/2020	3.2

4.1	Reference is made to Exhibits 3.1 through 3.2.

4.2	Form of Common Stock Certificate	S-1	9/25/2020	4.2

5.1†	Opinion of Latham & Watkins LLP

10.1	Amended and Restated Investors’ Rights Agreement, dated July 13, 2020, by and among Eargo, Inc. and the investors listed therein.	S-1	9/25/2020	10.1

10.2(a)#	2010 Equity Incentive Plan, as amended.	S-1/A	10/01/2020	10.2(a)

10.2(b)#	Form Agreements under 2010 Equity Incentive Plan, as amended.	S-1	9/25/2020	10.2(b)

10.3(a)#	2020 Incentive Award Plan.	S-8	10/19/2020	99.2(a)

10.3(b)#	Form Agreements under the 2020 Incentive Award Plan.	S-1	9/25/2020	10.3(b)

10.3(c)#	Form of Restricted Stock Unit Award Agreement under the 2020 Incentive Award Plan (Cash Settled Awards).	10-Q	5/13/2022	10.3

10.4#	2020 Employee Stock Purchase Plan.	S-8	10/19/2020	99.3

10.5#	Employment Agreement by and between Eargo, Inc. and Christian Gormsen.	S-1	9/25/2020	10.5

10.6#	Employment Agreement by and between Eargo, Inc. and William Brownie.	S-1	9/25/2020	10.6

10.7#	Employment Agreement by and between Eargo, Inc. and Adam Laponis.	S-1	9/25/2020	10.7

10.8#	Promotion Letter, dated January 12, 2022, by and between Eargo, Inc. and Mark Thorpe.	8-K	1/18/2022	10.1

10.9#	Employment Agreement, dated January 16, 2022, by and between Eargo, Inc. and Mark Thorpe.	8-K	1/18/2022	10.2

10.10#	Non-Employee Director Compensation Program.	S-1	9/25/2020	10.8

10.11	Form of Indemnification Agreement for directors, officers and certain other employees.	S-1	9/25/2020	10.9

10.12*	Manufacturing Services Agreement, dated May 5, 2017, by and between Eargo, Inc. and Hana Microelectronics Co., Ltd.	S-1	9/25/2020	10.10

10.13	Sublease Agreement, dated July 30, 2018, by and between Eargo, Inc. and Microchip Technology Incorporated.	S-1	9/25/2020	10.11

10.14*	Manufacturing Agreement, dated August 21, 2018, by and between Eargo, Inc. and Pegatron Corporation.	S-1	9/25/2020	10.15

10.15	Office & Parking Lease, dated September 11, 2018, by and between Eargo, Inc. and SEV 8th and Division, LLC.	S-1	9/25/2020	10.12

10.16	First Amendment to Lease, dated February 19. 2021, by and between Eargo, Inc. and SEV 8th and Division, LLC.	10-Q	5/13/2021	10.1

10.17+	Standard Form Office Lease, executed September 3, 2021, by and between Eargo, Inc. and GZI First North 1, LLC.	10-Q	5/13/2022	10.1

10.18	First Amendment to Lease, dated January 26, 2022, by and between Eargo, Inc. and GZI First North 1, LLC.	10-Q	5/13/2022	10.2

10.19	Settlement Agreement, dated April 29, 2022.	8-K	5/2/2022	10.1

10.20+*	Note Purchase Agreement, dated June 24, 2022, by and among Eargo, Inc., Eargo Hearing, Inc., Eargo Screening, LLC, noteholders affiliated with Patient Square Capital and Drivetrain Agency Services, LLC, as administrative agent and collateral agent.	8-K	6/27/2022	10.1

10.21	Form of Indemnification Agreement entered into with Investor Directors.	8-K	6/27/2022	10.2

10.22+*	Investors’ Rights Agreement, dated June 24, 2022, by and between Eargo, Inc. and those certain investors set forth therein.	8-K	6/27/2022	10.4

10.23*	Registration Rights Agreement, dated June 24, 2022, by and between Eargo, Inc. and those certain investors set forth therein.	8-K	6/27/2022	10.5

21.1	List of subsidiaries	10-K	5/13/2022	21.1

23.1†	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

23.2†	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

107†	Filing Fee Table

†	Filed herewith.
#	Indicates management contract or compensatory plan.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

(b) Financial statement schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on December 16, 2022.

EARGO, INC.

By:	/s/ Christian Gormsen
Christian Gormsen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian Gormsen, Adam Laponis and Christy La Pierre, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Gormsen Christian Gormsen	President, Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2022

/s/ Adam Laponis Adam Laponis	Chief Financial Officer (Principal Financial Officer)	December 16, 2022

/s/ Mark Thorpe Mark Thorpe	Chief Accounting Officer (Principal Accounting Officer)	December 16, 2022

/s/ Don Spence Don Spence	Director and Chairperson	December 16, 2022

/s/ Katie Bayne Katie Bayne	Director	December 16, 2022

/s/ Trit Garg, M.D. Trit Garg, M.D.	Director	December 16, 2022

/s/ Karr Narula Karr Narula	Director	December 16, 2022

/s/ Justin Sabet-Peyman Justin Sabet-Peyman	Director	December 16, 2022

/s/ David Wu David Wu	Director	December 16, 2022